SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Under Rule 14a-12

OMEGA PROTEIN CORPORATION

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
Michael N. Christodolou

David H. Clarke

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On May 31, 2016, Wynnefield Capital, Inc. and its affiliates issued a press release.

A copy of the press release is attached herewith as Exhibit A.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with Michael N. Christodolou and David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). Wynnefield has filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents filed with the SEC in connection with the Annual Meeting.

Wynnefield intends to promptly mail the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

EXHIBIT A

Wynnefield Capital FILES definitive proxy statement

for OMEGA PROTEIN ANNUAL MEETING

Will Solicit Proxies to Elect Superior Director Nominee, Michael Christodolou

June 7 Established as Record Date, Annual Meeting Scheduled for June 28

NEW YORK, MAY 31, 2016 – Wynnefield Capital and its affiliates (collectively, “Wynnefield”), longstanding stockholders of Omega Protein Corporation (NYSE: OME) (“Omega” or the “Company”) with a 7.9% ownership interest, announced the filing of definitive proxy materials with the Securities and Exchange Commission (“SEC”) to elect Michael N. Christodolou and David H. Clarke to the Company’s Board. The Company’s annual meeting is scheduled for June 28, 2016.

Mr. Christodolou, an accomplished executive with a wealth of experience relevant to Omega’s business and its challenges, will stand for election to the Board seat currently occupied by Gary Ermers, who Wynnefield believes has neither the experience nor the demonstrated ability to serve the best interests of the Company. Wynnefield will focus its solicitation on Mr. Christodolou, as David Clarke, a seasoned executive who has been involved in the menhaden harvesting industry his entire adult life, was included by the Company as a nominee on its slate of directors.

Despite Wynnefield’s good faith attempts at settlement, Omega’s Board and management team consistently delayed and later unilaterally terminated all discussions, which might have avoided a proxy contest that it has acknowledged will be expensive and distracting.

“Today, we have taken a very decisive step towards enhancing the quality of Omega’s Board for the benefit of its stockholders,” said Nelson Obus, President of Wynnefield. “Given our strong interest in preserving and enhancing stockholder value, and in reversing the Company’s trajectory of capital loss, Wynnefield has been left with no option but to commence a solicitation to elect Mike Christodolou to the Company’s Board. Wynnefield believes that the election of Mr. Christodolou, who has no prior relationship with Wynnefield, would bring independent and desperately needed insight on how to address the significant issues facing the Company, which Omega director Gary Ermers has been a part of creating.

“Omega’s misallocation of $168 million in capital – over $7 a share – toward a misguided foray into the unfamiliar Human Nutrition business, as well as its Board entrenchment and shareholder-unfriendly corporate governance posture, call out for fresh and experienced voices on the Board. Unfortunately, Omega seems fearful of the independent perspective and business judgment that Mr. Christodolou would bring to the Board and now seek to diminish his value, just as they did with the highly profitable Animal Nutrition business.

“Simply put, we have nominated Mike Christodolou for the distinct purpose of replacing Omega director Gary Ermers. Mr. Ermers has never been elected by stockholders, has no prior public company board experience, and helped fuel the Company’s disastrous foray into the Human Nutrition business. In fact, a mere three months after Mr. Ermers joined the Board, Omega acquired Bioriginal for more than $70 million, the Company’s largest single expenditure in the Human Nutrition business. At the time, Omega lauded the acquisition with assurances that it would be accretive – nearly two years later investors are left waiting for these promises to be fulfilled. The numbers don’t lie – over the last four calendar years (ending December 31, 2015), the Human Nutrition business has generated a $23.6 million loss from operations, compared to $235.4 million of operating income in the Animal Nutrition business, which we have implored the Board unsuccessfully to focus on.

“When Omega’s stockholders look beyond Omega’s rhetoric and compare the formidable qualifications of Mr. Christodolou to those of Mr. Ermers, we believe they will see that Mr. Ermers’ business experience is focused on the hospital sector, which is completely irrelevant to Omega’s nutrition business. We are also confident that Omega’s stockholders will recognize the substantial agricultural industry-related experience, 18 years of service on public boards and extensive investment expertise that Mike Christodolou will bring to Omega, particularly when contrasted with the lack of industry and public board experience possessed by Gary Ermers.”

A detailed comparison of the qualifications of Gary Ermers and Michael Christodolou are set out below:

Experience	Gary J. Ermers	Michael N. Christodolou
Public Company Chairman of the Board Experience	None	One position (12 years of service)
Public Company Board Directorships	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 22 years of service)
Public Company Audit Committee Experience	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 21 years of service)
Public Company Chairman of Audit Committee Experience	None	Chairman of two Audit Committees (aggregate of 6 years of service)
Other Public Company Committee Chairman Experience	None	Chairman of a Corporate Governance & Nominating Committee, a Compensation Committee and an Executive Committee (aggregate of 13 years of service)
Agricultural Experience	None	17 years
Irrelevant Hospital Experience	Majority of Career	None

Wynnefield urges stockholders to decide for themselves which candidate will be most likely to take the constructive steps necessary to:

•	Oversee a CEO who Wynnefield believes is primarily a merger & acquisition executive and an architect of the Company’s failed Human Nutrition acquisition strategy.
•	Critically evaluate the Company’s human nutrition strategy;
•	Improve corporate governance practices; and
•	Position the company to maximize stockholder value.

Mr. Obus added, “Mike Christodolou is absolutely independent, has no prior relationship with Wynnefield and is not being compensated for agreeing to be a nominee to the Board. If elected, he will receive the same compensation for serving and have the same fiduciary responsibilities to stockholders as all of the Company’s directors. Wynnefield believes that Mike Christodolou is committed to serving the best interest of all of the Company’s stockholders. If he is elected, he has expressed his intention of working in collaboration with Omega’s Board and Chief Executive Officer to focus on capital allocation, adopt good governance practices and reverse stockholder unfriendly policies.

“Omega stockholders now have an exceptional opportunity before them to strengthen the performance and governance of their company through the election of Michael Christodolou to the Board. Wynnefield looks forward to directly engaging with stockholders, who will ultimately decide on the best course for creating – and the leadership that will drive the strategy to achieve – sustained value for Omega and its stockholders,” Mr. Obus concluded.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with Michael N. Christodolou, David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). Wynnefield has filed a preliminary proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Investors and security holders may obtain free copies of Wynnefield’s definitive proxy statement and related materials (if and when available) filed with the SEC by Wynnefield through the web site maintained by the SEC at http://www.sec.gov.

A summary of Wynnefield’s analysis of Omega’s capital misallocation and critique of its governance deficiencies, as well as biographical information of each of Wynnefield’s proposed nominees, is contained on Schedule 13D/A (Amendment No. 3, as filed with the Securities and Exchange Commission on March 1, 2016, amendment No. 4 as filed with the S.E.C. on March 30, 2016, amendment No. 5 as filed with the S.E.C. on April 28, 2016 and amendment No. 6 as filed with the SEC on May 24, 2016), which can be found at: http://www.sec.gov/Archives/edgar/data/1053650/000114420416085133/v432871_sc13da.htm.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Wynnefield intends to promptly mail the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Media:

Mark Semer or Daniel Yunger

KEKST

mark.semer@kekst.com / daniel.yunger@kekst.com

212.521.4800